Exhibit 12



                                                   TIME WARNER TELECOM INC.
                                                      RATIO OF EARNINGS TO
                                                         FIXED CHARGES
                                                         (IN THOUSANDS)


                                                                                                             Nine Months Ended
                                                         YEARS ENDED DECEMBER 31,                              September 30
                                          -------------------------------------------------  ------------ ------------------- -----
                                                                HISTORICAL                   PRO FORMA(b)  HISTORICAL  PRO FORMA(b)
                                          -------------------------------------------------  ------------  ----------- ------------

                                              1995      1996      1997     1998      1999       1999          2000      2000
                                            --------  --------  -------- --------  --------   --------     --------    ------


EARNINGS (LOSS):
    Net income(loss) before income taxes..  $(51,105) $(86,116) $(70,656 $(92,739) $(59,461) $(228,490)     $  9,124   $(136,314)
    Interest expense......................        25        55     1,544   29,198    45,264    150,177        30,657     108,971
    Portion of rents representative of an
      interest factor.....................     1,050     1,374     1,793    2,322     3,223      5,256        3,588      5,625
                                                                                                                      ________
                                            --------  --------  -------- --------  --------   --------     --------   --------
Total earnings (loss).....................   (50,030)  (84,687)  (67,319  (61,219)  (10,974)   (73,057)       43,369    (21,718)
                                            --------- --------- -------- --------- ---------  --------     --------   ---------


FIXED CHARGES:
    Interest expense......................        25        55     1,544   29,198    45,264    150,177       30,657    108,971
    Capitalized interest..................        --        --        --      188       253     30,810        2,581     10,926
    Portion of rents representative of an
      interest factor.....................     1,050     1,374     1,793    2,322     3,223      5,256        3,588      5,625
                                                                                                                      ________
                                            --------  --------  -------- --------  --------  ---------     --------   --------
      Total fixed charges.................  $  1,075  $  1,429  $  3,337 $ 31,708  $ 48,740  $ 186,243     $ 36,826   $125,522
                                            --------  --------  -------- --------  --------  ---------     --------   --------
                                               (a)       (a)       (a)      (a)       (a)      (a)             1.18      (a)
RATIO OF EARNINGS TO FIXED CHARGES..............


------------------

(a) The deficiency of earnings to cover fixed charges was $51,105, $86,116, $70,656, $92,927 and $59,714 for the years ended December 31, 1995, 1996,
1997, 1998 and 1999, respectively, and $259,300 and $147,240 for the pro forma year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

(b) The pro forma data for the nine months ended September 30, 2000 and the year ended December 31, 1999 give effect to the acquisition of substantially all of the assets of GST and related borrowings under the new credit facility and the bridge loan facility.